TrueBlue, Inc. 8-K

Exhibit 4.2

FIRST AMENDMENT TO
RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of May 6, 2026 (this “Amendment”), is made by and between TrueBlue, Inc. (f/k/a Labor Ready, Inc.), a Washington corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of May 14, 2025 (the “Agreement”);

WHEREAS, Section 26 of the Agreement provides, among other things, that, for so long as the Rights (as defined in the Agreement) are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights or Common Stock (as defined in the Agreement) of the Company;

WHEREAS, the Rights are redeemable as of the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1.	The text of clause (i) of Section 7.1 of the Agreement is hereby deleted and replaced in its entirety with the following: “the close of business on May 6, 2026 (the “Final Expiration Date”),”.
2.	Exhibit A to the Agreement is hereby amended as follows:
a.	The reference to “MAY 13, 2026” on page A-1 is hereby deleted and replaced in its entirety with the following: “MAY 6, 2026”.
b.	The first sentence on page A-1 is hereby deleted and replaced in its entirety with the following:

“This certifies that ________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of May 14, 2025, as the same may be amended or supplemented from time to time (the “Agreement”), by and between TrueBlue, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (and any successor rights agent(s), the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to 5:00 P.M. (New York time) on May 6, 2026, at the office or offices of the Rights Agent designated for such purpose, or its successor(s) as rights agent, designated for such purpose, one one-hundredth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock, no par value per share (the “Series A Preferred”), of the Company, at a purchase price of $30 per one one-hundredth of a share of Series A Preferred, subject to adjustment (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and the certification properly completed and duly executed, accompanied by such documentation and information as the Rights Agent or the Company may reasonably request. The number of Rights evidenced by this Right Certificate (and the number of one-hundredths of a share of Series A Preferred which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of May 14, 2025, based on the Series A Preferred as constituted at such date. Capitalized terms used in this Right Certificate without definition shall have the meanings ascribed to them in the Agreement. As provided in the Agreement, the Purchase Price and the number of shares of Series A Preferred which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.”

3.	Exhibit B to the Agreement is hereby amended as follows:
a.	The first clause of the second sentence of the second paragraph on page B-2 is hereby deleted and replaced in its entirety with the following: “The Rights will expire on May 6, 2026,”.
4.	This Amendment is effective as of the date first set forth above.
5.	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.
6.	This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.
7.	Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

TRUEBLUE, INC.

By:	/s/ Garrett R. Ferencz
	Name:	Garrett R. Ferencz
	Title:	Executive Vice President & Chief Legal Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Ralph Stock
	Name:	Ralph Stock
	Title:	Manager, Client Management